Exhibit 10.1

Sichuan DAR Purchase and Processing Contract

Suining Yinfa DAR Industrial Co. Address 188 Xishan Road, Suining, Sichuan, China, “Yinfa” for short Chengdu Derentang Pharmacy Company Medicine Branch Address 4 Western Section 3, the First Ring Road, Chengdu, Sichuan, China “Derentang” for short.

Yinfa and Derentang agree on the cooperation of purchase and processing of Chinese herb Sichuan DAR (the raw material of Dahurian Angelica Root, or DAR, produced in Suining, Sichuan, China, “Sichuan DAR” for short). Both parties agree on the following items and to fulfill their obligations.

1.Contract term
18 April, 2007 to 31 July, 2012

2.Contract content
Derentang agrees to purchase Sichuan DAR from Yinfa annually in the execution term of this contract, processing to Sichuan DAR Chinese medicine slices and selling them both domestically and overseas; Derentang agrees to accept the slice processing business entrusted by Yinfa and sell the slices in the execution term of this contract.

3.Quality criteria of Sichuan DAR
The Sichuan DAR sold by Yinfa to Derentang shall be in consistence with the definition of DAR quality criteria in Chinese Medicine Dictionary 2005 of People’s Republic of China.

4.Purchase price of Sichuan DAR
Yinfa and Derentang agree that the settle price of Sichuan DAR shall be negotiated annually and determined in Sichuan DAR Purchase Execution Agreement annually signed by both parties. For any settle price occurs between April 18, 2007 to July 31, 2008 shall be determined by term 5-2 of this contract.

5. Sichuan DAR Purchase Quantity and Total Price
    5-1. Since 2008, Derentang shall deliver the order amount of the current year to Yinfa before each April 20 in the contract term. Yinfa shall quote to Derentang within 15 days after receiving the order. Both parties shall sign the current-year Sichuan DAR Purchase Execution Agreement before May 20 each year.
    5-2. During the first executive year of the contract, April 18, 2007 to July 31, 2008, Derentang shall purchase Sichuan DAR from Yinfa for an amount of 250 tons. The place of delivery is Suining, Sichuan, China, the unit price is RMB20/kilo. The total RMB5,000,000 shall be paid when product delivers to Derentang.

6. Rights and liabilities of Derentang
    6-1. The processing of Sichuan DAR Chinese medicine slices by Derentang shall be in consistence with the related regulations, criteria, and conditions
    6-2.Derentang can delegate the processing agency to a third person who shall be qualified according to related regulations, criteria, and conditions.

7.Rights and obligations of Yinfa
    7-1.Yinfa guarantees that Sichuan DAR shall be supplied to Derentang with priority in the execution term of this contract
    7-2.After Derentang delivers the current-year order to Yinfa pursuant to the contracted provision and signs annual Sichuan DAR Purchase Execution Agreement with Yinfa each year, Yinfa shall not sell Sichuan DAR to other Chinese medicine slice processing companies in China that year
    7-3.In any case of 7-3-1, 7-3-2 or 7-3-3, Yinfa shall not undertake the obligation in 7-2;
    7-3-1. Derentang can not deliver to Yinfa the annual order of Sichuan DAR at the contracted time
    7-3-2. Yinfa and Derentang can not sign the Sichuan DAR Purchase Execution Agreement in the current year at the contracted time
    7-3-3.The Sichuan DAR order amount by Derentang in the current year or the purchased amount is less than 250 tons in the Sichuan DAR Purchase Execution Agreement signed with Yinfa in the current year.

8. Processing agency
    8-1.Derentang agrees to accept the processing agency business of Sichuan DAR slices from Yinfa
    8-2. As for the processing agency business of Sichuan DAR slices of YinfaôDerentang can delegate the agency to a third person
    8-3.The Processing Agency Agreement of Sichuan DAR Chinese Medicine Slices signed by both parties acts as a benchmark for the details of the processing agency business.

9. Contract guarantee and earnest money
    9-1.Derentang shall pay Yinfa RMB100, 000 as the contract guarantee within ten days after signing this contract;
    9-2. Yinfa and Derentang agree to repay the contract guarantee in the manner described in the following 9-2-1 or 9-2-2 or 9-2-3;
    9-2-1. Yinfa shall return the contract guarantee to Derentang before 1 July of the last execution year of this contract
    9-2-2. The contract guarantee shall be used to offset for goods payment by Derentang in the last execution year of this contract
    9-2-3. If Yinfa and Derentang negotiate to or would both like to terminate this contract ahead of schedule, Yinfa shall return the contract guarantee to Derentang within three days upon signing the termination agreement.

10. Confidentiality
    10-1. Yinfa and Derentang understand and admit that this agreement builds a confidential relationship between the two, and all, written or oral or in other manners, provided by the one side to the other is confidential in essence, such as transactions, clients, finance, properties, operation manner, documents and other temporarily provided information. And the above all are uniformly called Confidential Information;
    10-2. Yinfa and Derentang agree that either party shall not provide Confidential Information to others during or after the contracted period. And the two parties further agree that they shall promote their employees and distributors to obey this regulation.

11. Delivery of notice
    11-1. any notice, request, order or other information ruled in this contract shall be delivered to the specific persons or the offered newest address, fax or telephone numbers in the contract (unless notify the other different address, fax or telephone numbers in written);
    11-2. the Information in 11-1 shall be regarded as fully delivered. When checking the delivery and/or receipts, it should be fully evident the information has been delivered to the receiver’s address, or the proper address is contained on the envelope and it has been posted or delivered to the receiver’s address, or the information has been delivered to the receiver through telegraph, fax or telex. If through telex, it is regarded as properly delivering when receiving the response signal from the receiver’s telex; if through fax, it is regarded as properly delivering when receiving the successful delivery report;
    11-3. any content in Article 10 shall not hinder delivering the information or proving the delivery in any legally permissible way.

12. Others
    12-1.Other unpresented or complementary provisions shall be provided in the complementary agreements signed by Yinfa and Derentang
    12-2.Any disputes due to this contract can be sued to Suining Intermediate People’s Court
    12-3.This contract goes into effect upon the signatures of legal representatives or the authorized persons of the two parties
    12-4.This contract is in four originals, two for Yinfa and two for Derentang. The legal effects of the contract and its complementary agreements are equal.

Suining Yinfa DAR Industrial Co.
By:
Name:
Job title:

Chengdu Derentang Pharmacy Company Medicine Branch
By:
Name:
Job title:

Signed by Yinfa and Derentang on 18 April, 2007